UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	August 3, 2012

CONVERTED ORGANICS INC.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-33304	204075963
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

7A Commercial Wharf West, BOSTON, Massachusetts		02110
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	617-624-0111

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 3.02 Unregistered Sales of Equity Securities.

As previously disclosed on January 3, 2012, Converted Organics ("the Company") entered into an agreement with an institutional investor whereby the Company agreed to sell to the investor twelve senior secured convertible notes (the "January Notes"). The initial January Note was issued on January 3, 2012 in an original principal amount of $247,500. The remaining eleven January Notes will each have an original principal amount of up to $237,600. Each January Note matures eight months after issuance. The total face value of the twelve notes under this agreement will be $2,861,100, assuming each note is sold for the full face value, to the investor, of which there is no assurance. The January Notes are convertible into shares of our common stock at a conversion price equal to 80% of lowest bid price of our common stock on the date of conversion. Also, as previously reported on March 12, 2012, the Company entered into an agreement with two investors, pursuant to which the Company agreed to effect an additional closing under the January 12, 2012 convertible note in which the Company issued the buyers new notes having an aggregate original principal amount of $550,000. As of July 27, 2012, the total principal outstanding on these notes was $1,805,160.

As of August 3, 2012, the principal amount of the Notes has declined to $1,760,160. From July 30, 2012 until August 3, 2012, a total of $45,000 in principal had been converted into 22,595,500 shares of common stock. Since the issuance of the Original Note and the addtional closing, a total of $242,500 in principal has been converted into 78,349,676 shares of common stock (after effect of the November 2011 and March 2012 reverse stock splits). The Note holders are accredited investors and the shares of common stock were issued in reliance on Section 3(a)(9) under the Securities Act of 1933, as amended.

As of August 3,2012 the Company had 258,880,148 shares of common stock outstanding.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONVERTED ORGANICS INC.

August 6, 2012	By:	Edward Gildea

Name: Edward Gildea
Title: President